Exhibit 99.1

Enterprise Reports Results for Third Quarter 2020

Houston, Texas (Wednesday, October 28, 2020) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three months ended September 30, 2020.

Third Quarter 2020 Highlights
	Three Months Ended September 30,
($ in millions, except per unit amounts)	2020	2019
Operating income	$1,383	$1,474
Net income (1)	$1,084	$1,045
Fully diluted earnings per unit (1)	$0.48	$0.46
Cash flow from operations (2)	$1,098	$1,643
Total gross operating margin (3)	$1,993	$2,036
Adjusted EBITDA (3)	$2,060	$2,023
Free cash flow (2)(3)	$430	$1,025
Distributable cash flow (3)	$1,647	$1,640

(1)
Net income and fully diluted earnings per unit for the third quarters of 2020 and 2019 included non-cash asset impairment and related charges of approximately $77 million, or $0.03 per unit, and $40 million, or $0.02 per unit, respectively.  For the nine months ended September 30, 2020 and 2019, net income and fully diluted earnings per unit included $90 million, or $0.04 per unit, and $51 million, or $0.02 per unit, respectively, of non-cash asset impairment and related charges.

(2)
Net cash flow provided by operating activities, or cash flow from operations (“CFFO”), and free cash flow (“FCF”) include the impact of the timing of cash receipts and payments related to operations as well as changes in working capital in connection with our marketing activities.  The net effect of changes in operating accounts, which are a component of CFFO and FCF, was a decrease of $603 million in the third quarter of 2020 compared to a decrease of $77 million in the third quarter of 2019.

(3)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), FCF and distributable cash flow (“DCF”) are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

•
Gross operating margin, operating income and net income attributable to common unitholders for the third quarter of 2020 included $38 million of non-cash, mark-to-market net losses on financial instruments used in our hedging activities, compared to $86 million of non-cash, mark-to-market net losses on such instruments for the third quarter of 2019.

•
Enterprise declared a $0.445 per common unit cash distribution with respect to the third quarter of 2020, which represents a 0.6 percent increase compared to the distribution paid for the third quarter of 2019.  The cash distribution will be paid November 12, 2020 to common unitholders of record as of the close of business on October 30, 2020.

•
Enterprise reported DCF of $1.6 billion for the third quarter of 2020, which provided 1.7 times coverage of the $0.445 per common unit cash distribution and resulted in $669 million of retained DCF.  DCF for the first nine months of 2020 was $4.8 billion, which provided 1.6 times coverage of the aggregate $1.335 per common unit of cash distributions for that period and resulted in $1.8 billion of retained DCF.

•
CFFO was $1.1 billion for the third quarter of 2020, compared to $1.6 billion for the third quarter of 2019.  The net effect of changes in operating accounts, including amounts used for working capital related to marketing activities, is responsible for substantially all of the decrease in CFFO between the two periods.   FCF for the third quarter of 2020 and twelve months ended September 30, 2020 was $430 million and $2.1 billion, respectively.  The net effect of changes in operating accounts reduced FCF by $603 million and $740 million for the third quarter of 2020 and twelve months ended September 30, 2020, respectively.

•
Total capital investments, including sustaining capital, were $705 million in the third quarter of 2020 and $2.7 billion for the first nine months of 2020. Included in these investments were sustaining capital expenditures of $83 million in the third quarter of 2020 and $226 million in the first nine months of 2020.

•	Third Quarter 2020 Volume Highlights

	Three Months Ended September 30,
	2020	2019
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	6.0	6.6
Marine terminal volumes (million BPD)	1.5	1.9
Natural gas pipeline volumes (TBtus/d)	13.1	14.5
NGL fractionation volumes (million BPD)	1.4	1.0
Propylene plant production volumes (MBPD)	83	105
Fee-based natural gas processing volumes (Bcf/d)	4.1	4.7
Equity NGL production volumes (MBPD)	141	111

As used in this press release, “NGL” means natural gas liquids, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “MMcf/d” means million cubic feet per day, “Bcf/d” means billion cubic feet per day, “BBtus/d” means billion British thermal units per day and “TBtus/d” means trillion British thermal units per day.

“Enterprise’s integrated and diversified midstream energy system generated solid operational and financial results despite another challenging quarter for the U.S. energy industry,” said A. J. “Jim” Teague, co-chief executive officer of Enterprise’s general partner.  “Similar to the second quarter of 2020, our fee-based businesses, storage assets, marketing activities and cost control efforts led to distributable cash flow of $1.6 billion and provided 1.7 times coverage of our distribution to common unitholders.  We also benefitted from cash flows associated with the completion of two NGL fractionators that began service during 2020.  Volumetric highlights for the third quarter of 2020 include total equivalent pipeline volumes of approximately 9.5 million BPD, record NGL fractionation volumes of 1.4 million BPD and NGL marine terminal export volumes of 643 MBPD.”

“In comparing the third quarter of 2020 to the third quarter of last year, we generated approximately $2 billion of gross operating margin in both quarters.  The performance of our marketing, storage, NGL fractionation, NGL pipeline, petrochemical pipeline and Permian gathering and processing businesses largely offset the impact of lower margins, volumes and earnings from our natural gas gathering and processing assets in the Rockies, South Texas and the Haynesville and our crude oil pipelines and marine terminal.  Notably, our petrochemical services segment reported a $124 million sequential improvement from the challenging second quarter of 2020,” stated Teague.

“During the third quarter of 2020, our commercial team responded to customer requests and changing industry dynamics to amend certain agreements that enabled us to increase volumetric commitments over the long-term by utilizing existing pipeline capacity and to cancel the Midland-to-ECHO 4 crude oil pipeline.  This action resulted in an $800 million reduction to capital expenditures over the next two years.  This was another example of Enterprise working with customers for a ‘win/win’ deal that enabled both Enterprise and our customers to better allocate capital during the current economic cycle while retaining long-term, fee-based volumes and revenues for our assets.  In total, we have reduced our planned growth capital expenditures for 2020 and 2021 by approximately $1.5 billion in response to changing industry conditions.  We have also focused on cost control.  For the first nine months of this year, Enterprise’s operating costs are $260 million below budget and total sustaining capital expenditures for 2020 are expected to be $100 million lower than our original budget.  We were able to manage these costs lower without sacrificing safety or operational integrity and reliability,” continued Teague.

“The global economy is in the early stages of reopening from a self-imposed sudden stop due to COVID-19.  The pace of the recovery varies country by country, community by community and business by business.  The current resurgence of the pandemic may temporarily affect this progress in some regions.  The development of vaccines and therapeutic treatments are progressing rapidly.  Even though the pace of the pandemic and the economic recovery is still very uncertain, the economic recovery is leading to a remarkable rebound in the demand for energy and energy products from the lows of the second quarter of 2020.  Additionally, with the world still adding a billion people every 12 years (the world population is currently 7.8 billion and counting) and populations in developing countries wanting access to cleaner and more convenient sources of energy, we believe demand for reliable U.S. energy, petrochemicals and related products will continue to recover and resume long-term growth,” continued Teague.

“This recovery in demand will also ultimately result in a price signal for crude oil.  Given the combination of the record retrenchment in drilling and completion activities by U.S. producers, refocused capital allocation and the effects of steep decline curves resulting in a decrease in shale production, we believe this price signal for higher crude oil prices could occur as early as the second half of next year.  In the interim, we believe the midstream industry will be challenged in its producer-facing businesses.  The challenges and opportunities will be different for each producing basin.  Enterprise is well positioned for the challenges and opportunities that come in this type of environment.  We believe our integrated, diversified and fee-based business model, along with our strong balance sheet and financial flexibility will enable us to successfully traverse this period.  Enterprise’s most important assets during these times are our employees, their work ethic and their ingenuity.  We especially appreciate their resilience in managing through the challenges of 2020,” said Teague.

Review of Third Quarter 2020 Results

Enterprise reported total gross operating margin of $2.0 billion for both the third quarters of 2020 and 2019.  Below is a detailed review of each business segment’s quarterly performance.

NGL Pipelines & Services – Gross operating margin from the NGL Pipelines & Services segment was $1.0 billion for both the third quarters of 2020 and 2019.

Enterprise’s natural gas processing and related NGL marketing business reported gross operating margin of $257 million for the third quarter of 2020 compared to $288 million of gross operating margin for the third quarter of 2019.  Enterprise’s natural gas processing plants in South Texas, the Rockies, Louisiana and Mississippi reported a $54 million decrease in gross operating margin for the third quarter of 2020 compared to the third quarter of last year, primarily attributable to lower volumes and processing margins, including a $28 million loss related to hedging activities.  Certain plants in Louisiana and Mississippi were impacted by lower Gulf of Mexico production as a result of shut-ins associated with Hurricane Laura.   The partnership’s natural gas processing plants serving the Permian Basin reported a $5 million increase in gross operating margin for the third quarter of 2020 compared to the third quarter of 2019, primarily attributable to a 345 MMcf/d increase in fee-based volumes including the Mentone plant, which began operations in December 2019.  Total fee-based processing volumes were 4.1 Bcf/d in the third quarter of 2020 compared to 4.7 Bcf/d in the third quarter of 2019.  Equity NGL production increased 27 percent to 141 MBPD in the third quarter of 2020 from 111 MBPD in the same quarter of 2019.

Gross operating margin from NGL marketing activities increased $17 million, primarily due to a $36 million increase from higher sales volumes, partially offset by an $8 million decrease from lower average sales margins and an $11 million decrease due to non-cash mark-to-market activity.  NGL marketing activities this quarter benefited from the utilization of uncontracted storage capacity.

Gross operating margin from the partnership’s NGL pipelines and storage business for the third quarter of 2020 was $603 million, an increase of $10 million compared to the third quarter of 2019.  NGL pipeline transportation volumes decreased by 111 MBPD to 3.4 million BPD in the third quarter of 2020.  NGL marine terminal volumes increased 7 percent to 643 MBPD in the third quarter of 2020 from 602 MBPD reported for the third quarter of 2019.

The partnership’s Western NGL pipelines that serve the Permian, DJ Basin, and Rocky Mountain producers, which include the Mid-America Pipeline System, Seminole pipeline, Chaparral System, Shin Oak Pipeline, and the Texas Express and Front Range pipelines, on a combined basis had an $11 million increase in gross operating margin, primarily due to higher average transportation fees and lower operating costs.  This was partially offset by a combined 43 MBPD decrease in transportation volumes.

Gross operating margin from the Enterprise Hydrocarbons Terminal (“EHT”) and related Channel Pipeline increased $8 million, primarily due to a 45 MBPD increase in liquefied petroleum gas (“LPG”) marine terminal export volumes and a 39 MBPD increase in transportation volumes on the related Channel Pipeline.  The partnership completed an expansion of its LPG loading facilities at EHT in the third quarter of 2019.

Gross operating margin for the third quarter of 2020 attributable to the Dixie, South Louisiana NGL and Lou-Tex NGL pipelines decreased by a combined $11 million compared to the same quarter in 2019 on a 154 MBPD decrease in volumes partially attributable to the effects of Hurricane Laura related to shut-ins of Gulf of Mexico production as well as power outages at certain pump stations.

Enterprise’s NGL fractionation business reported gross operating margin of $168 million for the third quarter of 2020 compared to $127 million for the third quarter of 2019.  Enterprise’s NGL fractionation business reported a record 1.4 million BPD of fractionation volumes in the third quarter of 2020. This increase was primarily attributable to NGL fractionators in the Mont Belvieu-area, including the partnership’s tenth and eleventh NGL fractionators that were put into service in March and September of 2020, respectively.

Crude Oil Pipelines & Services – Gross operating margin from the Crude Oil Pipelines & Services segment was $482 million for the third quarter of 2020 compared to $496 million for the third quarter of 2019.  Gross operating margin for both the third quarters of 2020 and 2019 included $10 million of non-cash, mark-to-market gains related to hedging activities.  Total crude oil pipeline transportation volumes were 1.7 million BPD for the third quarter of 2020 compared to 2.3 million BPD for the third quarter of 2019.  Total crude oil marine terminal volumes were 662 MBPD for the third quarter of 2020 compared to 987 MBPD for the third quarter of 2019.

Gross operating margin from Enterprise’s Midland-to-ECHO Pipeline System and related activities for the third quarter of 2020 decreased a net $41 million versus the third quarter in 2019, primarily due to a $43 million decrease attributable to related marketing and hedging activities. Total system transportation volumes decreased 53 MBPD, or 8 percent, net to our interest, when compared to the third quarter of 2019.

Gross operating margin from the South Texas Crude Oil Pipeline System was down $16 million in the third quarter of 2020 compared to the same quarter in 2019, due to lower transportation volumes of 83 MBPD.  The partnership’s equity investment in the Eagle Ford Crude Oil Pipeline decreased $9 million, also due to lower transportation volumes of 44 MBPD.  Enterprise’s share of gross operating margin associated with Seaway Pipeline decreased $18 million, primarily due to lower average transportation fees and volumes. Transportation and marine volumes on the Seaway Pipeline decreased 269 MBPD and 75 MBPD, respectively, on a net basis.

Gross operating margin from crude oil export activities at EHT on the Houston Ship Channel decreased $14 million, primarily due to lower deficiency fees and volumes.  Partially offsetting this decrease is a $12 million increase in gross operating margin from higher storage and other revenues, and lower operating costs.  Export volumes decreased by a net 183 MBPD.

Gross operating margin from other crude oil marketing activities increased $92 million, primarily due to higher average sales margins, including an $11 million benefit from non-cash, mark-to-market activities.

Natural Gas Pipelines & Services – Gross operating margin from the Natural Gas Pipelines & Services segment was $208 million for the third quarter of 2020 compared to $259 million for the third quarter of 2019.  Total natural gas transportation volumes were 13.1 TBtus/d this quarter compared to 14.5 TBtus/d for the third quarter of last year.

Gross operating margin from Enterprise’s natural gas marketing business decreased $35 million, primarily due to lower average sales margins, including a $22 million decrease from non-cash, mark-to-market activities.  Sales margins were impacted by lower regional natural gas price spreads across Texas, which were indicatively $0.72 per MMBtu in the third quarter of 2020 versus $1.36 per MMBtu in the third quarter of 2019.

 Gross operating margin from the Acadian Gas System for the third quarter of 2020 decreased $19 million, primarily due to $17 million of benefits from settlements received in the third quarter of 2019, and decreased reservation fees on the Haynesville Extension Pipeline.  Transportation volumes on the Acadian Pipeline System decreased 302 BBtus/d, or approximately 11 percent.

Enterprise’s Permian Basin Gathering System reported a $9 million increase in gross operating margin for the third quarter of 2020 compared to the same quarter in 2019, primarily due to a 432 BBtus/d increase in gathering volumes, higher condensate sales volumes and lower maintenance expenses.

Gross operating margin from the partnership’s largest natural gas pipeline, the Texas Intrastate System decreased $2 million this quarter compared to the third quarter of last year, primarily due to lower capacity reservation fees and a 276 BBtus/d reduction in transportation volumes, partially offset by lower maintenance costs.  Natural gas pipeline volumes for this system were 4.4 TBtus/d in the third quarter of 2020 compared to 4.7 TBtus/d in the third quarter of 2019.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased 9 percent to $315 million for the third quarter of 2020 from $288 million for the third quarter of 2019.  Gross operating margin for the third quarters of 2020 and 2019 included non-cash, mark-to-market losses of $21 million and $1 million, respectively.  Total segment pipeline transportation volumes increased 13 percent to 844 MBPD for the third quarter of this year from 747 MBPD for the third quarter of last year.

The partnership’s propylene production and related businesses reported gross operating margin of $133 million for the third quarter of 2020, a $2 million increase, compared to the same quarter of 2019.  Gross operating margin associated with propylene production facilities decreased by a combined $4 million compared to the third quarter of last year.  This was more than offset by higher gross operating margin from our propylene marine export terminal and certain propylene pipelines.  Total propylene production volumes were 83 MBPD for the third quarter of 2020 compared to 105 MBPD for the third quarter of 2019.

Enterprise’s refined products pipeline and related activities reported a $27 million increase in gross operating margin for the third quarter of 2020 compared to the same quarter in 2019, primarily due to a $31 million increase in gross operating margin from refined products marketing largely attributable to storage optimization activities.  The partnership’s TE Products Pipeline System had an $8 million decrease in gross operating margin.

Gross operating margin from ethylene exports, pipelines, and related services increased $14 million this quarter compared to the third quarter of 2019.  The partnership’s ethylene export terminal, which was placed into partial service in December 2019, had gross operating margin of $9 million in the third quarter of 2020.  Loading volumes for the third quarter were 15 MBPD net to our 50 percent interest at the terminal.

Gross operating margin from Enterprise’s octane enhancement and related operations for the third quarter of 2020 decreased $15 million as a result of lower average sales margins and higher operating expenses.

Capitalization

Total debt principal outstanding at September 30, 2020 was $30.1 billion, including $2.6 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  At September 30, 2020, Enterprise had consolidated liquidity of approximately $6.0 billion, which was comprised of $5.0 billion of available borrowing capacity under our revolving credit facilities and $1.0 billion of unrestricted cash on hand.

Total capital investments for the third quarter of 2020 were $705 million, which included $83 million of sustaining capital expenditures.  For the first nine months of 2020, Enterprise’s capital investments totaled $2.7 billion, which included $226 million of sustaining capital expenditures.  We currently expect our growth capital investments for 2020 to approximate $2.9 billion, net of cash contributions from noncontrolling interests. Sustaining capital expenditures for 2020 are currently estimated to be approximately $300 million.  For 2021 and 2022, we currently expect growth capital investments on sanctioned projects to be approximately $1.6 billion and $800 million, respectively.  These estimates do not include capital investments associated with the partnership’s proposed deep water offshore crude oil terminal (“SPOT”), which remains subject to governmental approval.

Conference Call to Discuss Third Quarter 2020 Earnings

Today, Enterprise will host a conference call to discuss third quarter 2020 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, FCF, DCF and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements
Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and export and import terminals; crude oil  gathering, transportation, storage and export and import terminals; petrochemical and refined products transportation, storage, export and import terminals and related services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership’s assets include approximately 50,000 miles of pipelines; 260 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.

 This press release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, direct and indirect effects of the COVID-19 pandemic, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2020	2019	2020	2019	2020
Revenues	$6,922.0	$7,964.1	$20,155.5	$24,783.9	$28,160.8
Costs and expenses:
Operating costs and expenses	5,571.2	6,573.7	16,001.9	20,394.3	22,669.4
General and administrative costs	50.3	55.5	162.8	160.2	214.3
Total costs and expenses	5,621.5	6,629.2	16,164.7	20,554.5	22,883.7
Equity in income of unconsolidated affiliates	82.0	139.3	336.1	431.3	467.8
Operating income	1,382.5	1,474.2	4,326.9	4,660.7	5,744.9
Other income (expense):
Interest expense	(320.5)	(382.9)	(958.2)	(950.2)	(1,251.0)
Other, net	2.9	(31.1)	12.5	(111.4)	20.9
Total other expense	(317.6)	(414.0)	(945.7)	(1,061.6)	(1,230.1)
Income before income taxes	1,064.9	1,060.2	3,381.2	3,599.1	4,514.8
Benefit from (provision for) income taxes	19.1	(15.4)	138.6	(37.4)	130.4
Net income	1,084.0	1,044.8	3,519.8	3,561.7	4,645.2
Net income attributable to noncontrolling interests	(31.4)	(25.6)	(82.4)	(67.3)	(110.9)
Net income attributable to preferred units	*	–	*	–	*
Net income attributable to common unitholders	$1,052.6	$1,019.2	$3,437.4	$3,494.4	$4,534.3
* Amount is negligible

Per unit data (fully diluted):
Earnings per unit	$0.48	$0.46	$1.56	$1.59	$2.06
Average limited partner units outstanding (in millions)	2,201.4	2,202.3	2,202.4	2,201.5	2,202.3

Supplemental financial data:
Net cash flow provided by operating activities	$1,097.8	$1,642.5	$4,291.6	$4,826.2	$5,985.9
Cash flows used in investing activities	$633.7	$1,086.3	$2,564.2	$3,372.8	$3,766.9
Cash flows provided by (used in) financing activities	$(769.6)	$544.3	$(1,006.3)	$(655.7)	$(2,295.7)
Total debt principal outstanding at end of period	$30,146.4	$28,196.4	$30,146.4	$28,196.4	$30,146.4

Non-GAAP Distributable Cash Flow (1)	$1,647.0	$1,639.5	$4,777.9	$4,990.3	$6,411.5
Non-GAAP Adjusted EBITDA (2)	$2,060.2	$2,023.1	$6,000.1	$6,097.9	$8,019.5
Non-GAAP Free Cash Flow (3)	$429.6	$1,024.6	$1,650.8	$1,974.5	$2,147.9
Gross operating margin by segment:
NGL Pipelines & Services	$1,028.1	$1,008.3	$3,038.2	$2,933.8	$4,174.2
Crude Oil Pipelines & Services	481.8	496.2	1,569.1	1,671.7	1,985.2
Natural Gas Pipelines & Services	208.4	258.5	701.1	824.6	939.1
Petrochemical & Refined Products Services	315.0	288.4	785.0	835.9	1,018.7
Total segment gross operating margin (4)	2,033.3	2,051.4	6,093.4	6,266.0	8,117.2
Net adjustment for shipper make-up rights (5)	(39.9)	(15.3)	(54.1)	(15.7)	(62.5)
Non-GAAP total gross operating margin (6)	$1,993.4	$2,036.1	$6,039.3	$6,250.3	$8,054.7

(1)	See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(2)	See Exhibit F for reconciliation to GAAP net cash flow provided by operating activities.
(3)	See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(4)
Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).

(5)
Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects.  These adjustments are included in managements’ evaluation of segment results.  However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.

(6)	See Exhibit G for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.			Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2020	2019	2020	2019	2020
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	3,446	3,557	3,563	3,532	3,641
NGL marine terminal volumes (MBPD)	643	602	696	590	704
NGL fractionation volumes (MBPD)	1,350	1,003	1,357	990	1,373
Equity NGL production volumes (MBPD) (2)	141	111	156	138	157
Fee-based natural gas processing volumes (MMcf/d) (3,4)	4,105	4,724	4,299	4,729	4,415
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	1,739	2,321	2,008	2,315	2,072
Crude oil marine terminal volumes (MBPD)	662	987	790	972	825
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (5)	13,131	14,474	13,322	14,341	13,438
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	83	105	84	99	86
Butane isomerization volumes (MBPD)	102	109	92	110	96
Standalone DIB processing volumes (MBPD)	120	103	119	97	115
Octane enhancement and related plant sales volumes (MBPD) (6)	35	33	34	33	34
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	844	747	780	742	770
Refined products and petrochemicals marine terminal volumes (MBPD) (7)	226	297	249	344	249
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	6,029	6,625	6,351	6,589	6,483
Natural gas pipeline transportation volumes (BBtus/d)	13,131	14,474	13,322	14,341	13,438
Equivalent pipeline transportation volumes (MBPD) (8)	9,485	10,434	9,857	10,363	10,019
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	1,531	1,886	1,735	1,906	1,778

(1)
Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.

(2)	Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3)	Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4)	Fee-based natural gas processing volumes are measured at either the wellhead or plant inlet in MMcf/d.
(5)	“BBtus/d” means billion British thermal units per day.
(6)
Reflects aggregate sales volumes for our octane additive and iBDH facilities located at our Mont Belvieu complex and our high-purity isobutylene production facility located adjacent to the Houston Ship Channel.

(7)	In addition to exports of refined products, these amounts include loading volumes at our ethylene export terminal
(8)
Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.	Exhibit C
Selected Commodity Price Information – UNAUDITED

							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,
	$/MMBtu (1)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/pound (3)	$/pound (3)
2019 by quarter:
First Quarter	$3.15	$0.30	$0.67	$0.82	$0.85	$1.16	$0.38	$0.24
Second Quarter	$2.64	$0.21	$0.55	$0.63	$0.65	$1.21	$0.37	$0.24
Third Quarter	$2.23	$0.17	$0.44	$0.51	$0.66	$1.06	$0.38	$0.23
Fourth Quarter	$2.50	$0.19	$0.50	$0.68	$0.82	$1.20	$0.35	$0.21
2019 Averages	$2.63	$0.22	$0.54	$0.66	$0.75	$1.16	$0.37	$0.23

2020 by quarter:
First Quarter	$1.95	$0.14	$0.37	$0.57	$0.63	$0.93	$0.31	$0.18
Second Quarter	$1.71	$0.19	$0.41	$0.43	$0.44	$0.41	$0.26	$0.11
Third Quarter	$1.98	$0.22	$0.50	$0.58	$0.60	$0.80	$0.35	$0.17
2020 Averages	$1.88	$0.18	$0.43	$0.53	$0.56	$0.71	$0.31	$0.15

(1)	Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of McGraw Hill Financial, Inc.
(2)	NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service.
(3)
Polymer grade propylene prices represent average contract pricing for such product as reported by IHS Chemical, a division of IHS Inc. (“IHS Chemical”).  Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS Chemical.

	WTI	Midland	Houston	LLS
	Crude Oil,	Crude Oil,	Crude Oil	Crude Oil,
	$/barrel (1)	$/barrel (2)	$/barrel (2)	$/barrel (3)
2019 by quarter:
First Quarter	$54.90	$53.70	$61.19	$62.35
Second Quarter	$59.81	$57.62	$66.47	$67.07
Third Quarter	$56.45	$56.12	$59.75	$60.64
Fourth Quarter	$56.96	$57.80	$60.04	$60.76
2019 Averages	$57.03	$56.31	$61.86	$62.71

2020 by quarter:
First Quarter	$46.17	$45.51	$47.81	$48.15
Second Quarter	$27.85	$28.22	$29.68	$30.12
Third Quarter	$40.93	$41.05	$41.77	$42.47
2020 Averages	$38.32	$38.26	$39.75	$40.25

(1)	West Texas Intermediate (“WTI”) prices are based on commercial index prices at Cushing, Oklahoma as measured by the NYMEX.
(2)	Midland and Houston crude oil prices are based on commercial index prices as reported by Argus.
(3)	Light Louisiana Sweet (“LLS”) prices are based on commercial index prices as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.41 per gallon during the third quarter of 2020 versus $0.39 per gallon for the third quarter of 2019.  Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  A change in our consolidated marketing revenues due to lower energy commodity sales prices may not result in a similar change in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also change due to comparable decreases in the purchase prices of the underlying energy commodities.

The decline in commodity prices since the beginning of 2020 is attributable to the ongoing effects of the COVID-19 pandemic.

Enterprise Products Partners L.P.		Exhibit D
Free Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Free Cash Flow (“FCF”)
Net cash flow provided by operating activities (GAAP)	$1,097.8	$1,642.5	$4,291.6	$4,826.2
Adjustments to reconcile net cash flow provided by operating activities to FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(633.7)	(1,086.3)	(2,564.2)	(3,372.8)
Cash contributions from noncontrolling interests	1.5	491.2	21.2	590.8
Cash distributions paid to noncontrolling interests	(36.0)	(22.8)	(97.8)	(69.7)
FCF (non-GAAP)	$429.6	$1,024.6	$1,650.8	$1,974.5

	For the Twelve Months Ended September 30,
	2020	2019
Net cash flow provided by operating activities (GAAP)	$5,985.9	$6,677.2
Adjustments to reconcile net cash flow provided by operating activities to FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(3,766.9)	(4,471.6)
Cash contributions from noncontrolling interests	63.2	606.9
Cash distributions paid to noncontrolling interests	(134.3)	(100.4)
FCF (non-GAAP)	$2,147.9	$2,712.1

FCF is a measure of how much cash a business generates after accounting for capital expenditures such as plants or pipelines.  We believe that FCF is important to traditional investors since it reflects the amount of cash available for reducing debt, investing in additional capital projects and/or paying distributions.  Since we partner with other companies to fund certain capital projects of our consolidated subsidiaries, our determination of FCF appropriately reflects the amount of cash contributed from and distributed to noncontrolling interests.

Enterprise Products Partners L.P.			Exhibit E
Distributable Cash Flow – UNAUDITED
($ in millions)					For the Twelve Months Ended September 30,
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019	2020
Distributable Cash Flow (“DCF”)
Net income attributable to common unitholders (GAAP)	$1,052.6	$1,019.2	$3,437.4	$3,494.4	$4,534.3
Adjustments to net income attributable to common unitholders to derive DCF (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expenses	513.4	493.6	1,545.1	1,456.7	2,037.7
Cash distributions received from unconsolidated affiliates	146.7	170.6	462.3	485.1	608.5
Equity in income of unconsolidated affiliates	(82.0)	(139.3)	(336.1)	(431.3)	(467.8)
Asset impairment and related charges	77.0	39.5	90.4	51.3	171.9
Change in fair market value of derivative instruments	37.7	85.8	(53.7)	2.0	(28.5)
Change in fair value of Liquidity Option Agreement	–	38.7	2.3	123.1	(1.2)
Deferred income tax expense (benefit)	(18.3)	6.7	(149.0)	10.9	(139.9)
Sustaining capital expenditures (1)	(83.1)	(90.8)	(226.0)	(232.5)	(318.7)
Other, net	(1.3)	14.8	30.1	13.8	36.3
Operational DCF	1,642.7	1,638.8	4,802.8	4,973.5	6,432.6
Proceeds from asset sales	4.3	0.7	8.4	16.8	12.2
Monetization of interest rate derivative instruments accounted for as cash flow hedges	–	–	(33.3)	–	(33.3)
DCF (non-GAAP)	1,647.0	1,639.5	4,777.9	4,990.3	6,411.5
Adjustments to reconcile DCF with net cash flow provided by operating activities (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	(603.0)	(77.0)	(692.0)	(409.0)	(740.4)
Sustaining capital expenditures	83.1	90.8	226.0	232.5	318.7
Other, net	(29.3)	(10.8)	(20.3)	12.4	(3.9)
Net cash flow provided by operating activities (GAAP)	$1,097.8	$1,642.5	$4,291.6	$4,826.2	$5,985.9

(1)
Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

DCF is an important non-GAAP liquidity measure for our common unitholders since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  DCF is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a common unitholder.

Enterprise Products Partners L.P.					Exhibit F
Adjusted EBITDA - UNAUDITED
($ in millions)					For the Twelve Months Ended September 30,
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019	2020
Net income (GAAP)	$1,084.0	$1,044.8	$3,519.8	$3,561.7	$4,645.2
Adjustments to net income to derive Adjusted EBITDA (addition or subtraction indicated by sign):
Depreciation, amortization and accretion in costs and expenses	496.0	479.7	1,497.6	1,415.9	1,976.0
Interest expense, including related amortization	320.5	382.9	958.2	950.2	1,251.0
Cash distributions received from unconsolidated affiliates	146.7	170.6	462.3	485.1	608.5
Equity in income of unconsolidated affiliates	(82.0)	(139.3)	(336.1)	(431.3)	(467.8)
Asset impairment and related charges	77.0	39.5	90.4	51.3	171.9
Provision for (benefit from) income taxes	(19.1)	15.4	(138.6)	37.4	(130.4)
Change in fair market value of commodity derivative instruments	37.7	(9.1)	(53.7)	(92.9)	(28.5)
Change in fair value of Liquidity Option Agreement	–	38.7	2.3	123.1	(1.2)
Other, net	(0.6)	(0.1)	(2.1)	(2.6)	(5.2)
Adjusted EBITDA (non-GAAP)	2,060.2	2,023.1	6,000.1	6,097.9	8,019.5
Adjustments to reconcile Adjusted EBITDA to net cash flow provided by operating activities (addition or subtraction indicated by sign):
Interest expense, including related amortization	(320.5)	(382.9)	(958.2)	(950.2)	(1,251.0)
Deferred income tax expense (benefit)	(18.3)	6.7	(149.0)	10.9	(139.9)
Net effect of changes in operating accounts, as applicable	(603.0)	(77.0)	(692.0)	(409.0)	(740.4)
Other, net	(20.6)	72.6	90.7	76.6	97.7
Net cash flow provided by operating activities (GAAP)	$1,097.8	$1,642.5	$4,291.6	$4,826.2	$5,985.9

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.					Exhibit G
Gross Operating Margin – UNAUDITED
($ in millions)					For the Twelve Months Ended September 30,
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019	2020
Total gross operating margin (non-GAAP)	$1,993.4	$2,036.1	$6,039.3	$6,250.3	$8,054.7
Adjustments to reconcile total gross operating margin to total operating income (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expense in operating costs and expenses	(484.2)	(467.1)	(1,461.3)	(1,380.8)	(1,928.8)
Asset impairment and related charges in operating costs and expenses	(77.0)	(39.4)	(90.4)	(51.2)	(171.9)
Net gains attributable to asset sales in operating costs and expenses	0.6	0.1	2.1	2.6	5.2
General and administrative costs	(50.3)	(55.5)	(162.8)	(160.2)	(214.3)
Total operating income (GAAP)	$1,382.5	$1,474.2	$4,326.9	$4,660.7	$5,744.9

We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses, (ii) impairment charges, (iii) gains and losses attributable to asset sales, and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (5) to Exhibit A of this press release.

Enterprise Products Partners L.P.					Exhibit H
Capital Investments – UNAUDITED
($ in millions)					For the Twelve Months Ended September 30,
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019	2020
Capital investments:
Capital expenditures	$695.7	$1,041.3	$2,671.6	$3,302.1	$3,901.2
Investments in unconsolidated affiliates	2.6	40.2	9.9	100.1	21.4
Other investing activities	6.5	6.0	19.0	11.3	23.8
Total capital investments	$704.8	$1,087.5	$2,700.5	$3,413.5	$3,946.4

The following table summarizes the non-cash mark-to-market gains (losses) for the periods indicated:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Mark-to-market gains (losses) in gross operating margin:
NGL Pipelines & Services	$(12.0)	$(0.7)	$11.4	$(0.1)
Crude Oil Pipelines & Services	10.1	9.8	28.9	95.0
Natural Gas Pipelines & Services	(14.8)	1.3	10.0	1.3
Petrochemical & Refined Products Services	(21.0)	(1.3)	3.4	(3.3)
Total mark-to-market impact on gross operating margin	(37.7)	9.1	53.7	92.9
Mark-to-market loss in interest expense	–	(94.9)	–	(94.9)
Total	$(37.7)	$(85.8)	$53.7	$(2.0)